Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS 2003 SECOND QUARTER RESULTS

MELVILLE, N.Y. - August 7, 2003--Chyron Corporation (OTCBB: CYRO) today announced its financial results for the second quarter ended June 30, 2003.

Total revenue for the second quarter ended June 30, 2003 was $10.0 million, a decrease of $0.3 million or 3%, as compared to $10.3 million for the same quarter last year, and a decrease of $0.9 million or 8% over first quarter 2003 revenue of $10.9 million. For the first six months of 2003, total revenue was $20.9 million, an increase of $0.5 million or 3% as compared to $20.4 million for the first six months of last year.

The Company reported a net loss for the second quarter of $0.4 million, or $0.01 per share, as compared to a net loss of $1.0 million, or $0.02 per share, for the second quarter of 2002. The Company had a net profit of $0.1 million, or $0.00 per share on a rounded basis, for the first quarter of 2003. Included in the second quarter 2003 results was a foreign exchange gain of $0.3 million as compared to a $0.3 million exchange gain in the second quarter of 2002 and a $0.1 million foreign exchange loss in the first quarter of 2003. For the first six months of 2003 the Company reported a net loss of $0.3 million, or $0.01 per share, as compared to a net loss of $1.8 million, or $0.05 per share, for the first six months of last year. The first six months of 2003 included a $0.2 million loss on the write down of a marketable security in the first quarter.

Operating loss for the second quarter of 2003 was $0.1 million, as compared to an operating loss of $0.8 million for the second quarter of 2002 and an operating profit of $0.9 million for the first quarter of 2003. Higher gross margins of 54% in the second quarter of 2003 as compared to 51% in the same quarter last year and lower operating expenses in the second quarter of 2003 as compared to the second quarter of 2002 contributed to the improvement in operating results for second quarter of 2003 over the second quarter of 2002. For the first six months of 2003 the Company reported an operating profit of $0.8 million, as compared to an operating loss of $0.9 million for the first six months of 2002.

The Company generated cash of $0.8 million from operating activities, and used cash of $0.9 million for repayment of debt, resulting in a net decrease of $0.1 million in cash for the second quarter of 2003. For the first six months of 2003 the Company generated cash of $1.7 million from operating activities, used $0.1 million for purchases of equipment and used $1.2 million for repayment of debt, resulting in an increase in cash of $0.4 million. As a result, the Company's balance of cash, cash equivalents and restricted cash, increased from $2.2 million at the beginning of the year to $2.6 million at the end of the second quarter.

Michael Wellesley-Wesley, Chyron President and C.E.O. commented: "Chyron's second quarter performance was satisfactory. I am pleased with the year over year improvement in gross margins and the fact that our continued emphasis on tight cost control resulted in lower operating expenses compared with the prior year period. The Company is now consistently generating cash from operations and any improvement over first half revenue levels through the balance of 2003 will directly benefit the bottom line. We continue to believe that we are in the early stages of a recovery in broadcast capital spending cycle in the U.S., whereas internationally the near-term outlook for our business remains challenging due to depressed economic conditions in the major European economies."

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

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Serving the television industry for three decades, Chyron Corporation (OTCBB: CYRO) has established itself as a leading innovator in the development of television graphics and distribution systems, including products to meet the demands of digital and interactive television. Chyron provides a broad range of leading-edge hardware and software products, including on and off-line content creation software, character generators, clip and still store products, signal distribution systems, master control switchers, broadcast automation and media management. For more information about Chyron products and services, please visit the company web site at www.chyron.com.

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- Tables Follow -

CHYRON CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands except per share data)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2003	2002	2003	2002

Net sales	$10,005	$10,297	$20,909	$20,365
Gross profit	5,399	5,269	11,618	10,807
Operating expenses:
Selling, general & administrative	4,377	5,040	8,625	9,655
Research & development	1,149	1,004	2,209	2,058
Total operating expenses	5,526	6,044	10,834	11,713
Operating income (loss)	(127)	(775)	784	(906)
Interest and other expense, net	288	212	1,114	901
Net profit (loss)	$ (415)	$ (987)	$ (330)	$(1,807)

Income (loss) per common share
- basic and diluted	$(.01)	$(.02)	$(.01)	$(.05)

Weighted average shares outstanding
- basic and diluted	39,652	39,564	39,615	39,564

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$1,585	$1,217
Restricted cash	1,000	1,000
Accounts receivable, net	6,766	6,827
Inventories, net	7,963	8,668
Other current assets	939	712
Total current assets	18,253	18,424
Non-current assets	8,792	9,563
Total assets	$27,045	$27,987
Liabilities and shareholders' deficit:
Current liabilities	$14,340	$15,885
Non-current liabilities	15,010	14,465
Total liabilities	29,350	30,350
Shareholders' deficit	(2,305)	(2,363)
Total liabilities and shareholders'
deficit	$27,045	$27,987